Exhibit 10.2

Senior Executive KERP

Privileged & Confidential

January 31, 2024

[EMPLOYEE NAME]

Cano Health, LLC

9725 NW 117th Ave, 2nd Floor

Miami, FL 33178

Via Electronic Mail

Re: Cano Health - Key Employee Retention Bonus

Dear [•]:

In recognition of your continuing key role at Cano Health, LLC (together with its subsidiaries, the “Company”), you shall be eligible to earn a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”). This Agreement is made among the Company, Cano Health, Inc. (the “Parent”), and you, and shall become effective on the date set forth on the signature page hereto (the “Effective Date”).

1.

Retention Bonus. You shall be eligible to earn a retention bonus in the amount of $[•] (the “Retention Bonus”), payable in a cash lump sum as soon as practicable following execution of this Agreement. Your eligibility to retain this Retention Bonus shall be subject to the terms and conditions of this Agreement, including the employment requirement set forth in Section 2 below.

2.

Employment Requirement. Your right to retain the Retention Bonus hereunder is conditioned upon your continued employment with the Company (or its successor) through the date (the “Retention Date”) that is the earlier of (i) twelve (12) months following the Effective Date and (ii) the date of consummation of a “Restructuring Event” (as defined in Section 5, below). Your Retention Bonus will become vested and no longer subject to the Company’s “clawback right” (in Section 4 below) upon the Retention Date, or the date of a Qualified Termination (subject to Section 3 below) (as applicable, the “Vesting Date”). For the avoidance of doubt, upon the Vesting Date, your Retention Bonus shall be deemed fully earned and not subject to the Company’s clawback right.

3.

Qualified Termination. If your employment is terminated by the Company (or its successor) by reason of a Qualified Termination (as defined in Section 5, below) prior to the occurrence of the Retention Date, then you will be eligible to retain the Retention Bonus, which will no longer be subject to clawback. Your rights will be contingent (other than in instances of death or permanent disability) on your execution, delivery and non-revocation of an agreement, in a standard form provided by the Company, granting a full release of all actual and potential employment-related claims you have or may have against the Company or any of its affiliates within sixty (60) days following the termination date.

4.

Clawback Right. If your employment with the Company terminates prior to the occurrence of the Retention Date for any reason other than a Qualified Termination, you hereby agree to re-pay to the Company the gross (pre-tax) amount of the Retention Bonus, as set forth in Section 1, above, within fifteen (15) days following the date of such termination. If you do not timely make such repayment, the Company or Parent, as applicable, will be entitled to recover from you collection costs and damages, including reasonable legal fees, expenses and court costs, arising from the enforcement of this obligation to the maximum extent permitted by law.

5.	Definitions.

a.

Cause. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in any applicable employment agreement or offer letter between you, Parent and the Company in effect on the date of your termination.

b.

Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any applicable employment agreement or offer letter between you, Parent and the Company in effect on the date of a Qualified Termination.

c.

Restructuring Event. For purposes of this Agreement, “Restructuring Event” shall mean a transaction or series of transactions consummated after the date hereof, involving (i) the sale of all or substantially all of the assets of the Parent and its subsidiaries, including under Section 363 of the United States Bankruptcy Code, or (ii) the recapitalization or restructuring of all or substantially all of the equity and/or debt securities and/or other indebtedness of the Parent and its subsidiaries, which recapitalization or restructuring is effected pursuant to an exchange transaction, tender offer, plan of reorganization pursuant to chapter 11 of the United States Bankruptcy Code or otherwise. The occurrence of a Restructuring Event and the effective date thereof shall be determined by the board of directors of the Parent in its sole discretion.

d.

Qualified Termination. For purposes of this agreement, “Qualified Termination” shall mean termination of employment with the Company (or its successor) by reason of (i) death, (ii) permanent disability (as defined consistent with the Company’s long-term disability income plan), (iii) termination by the Company without Cause, or (iv) termination by you for Good Reason.

6.

Effect on Other Compensation. By signing this Agreement, for good and valuable consideration provided herein, you agree and acknowledge that you have no further right or entitlement to (i) incentive-based compensation from the Company or the Parent, as applicable, under the 2024 Short-Term Incentive Plan, (ii) incentive-based compensation from the Company or the Parent, as applicable, under the 2024 Long-Term Incentive Plan, [(iii) the one-time retention cash bonus from the Company or the Parent, as applicable, under the 2023 Retention Program,][1] and (iv) the cash bonus from the Company or the Parent, as applicable,

[1]	[NTD: To be tailored to each executive, as applicable.]

under the 2023 Bonus Payout program due in March 2024. You also hereby agree that you will not assert a claim for severance or related payments, rights or benefits against the Company or any of its affiliates from the date hereof through the earlier of the conclusion of any chapter 11 case of the Parent and the Retention Date.

7.

Section 409A. The payments and benefits under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.

8.

Assignment. You may not assign your rights under this Agreement except upon your death. The Company or the Parent may assign its obligations hereunder to any successor, including any acquirer of all or substantially all of the assets of the Company or the Parent, as applicable.

9.

Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company, the Parent and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, with respect to the subject matter hereof. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you, the Parent and the Company.

10.

Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, or to your spouse, so long as you have made such parties aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if permitted or required to do so by law, including, without limitation, the National Labor Relations Act.

11.

Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (a) if to the Company or the Parent, at its principal corporate offices addressed to the attention of David Armstrong, with a copy to Gary T. Holtzer, Esq., Jessica Liou, Esq., and Paul Wessel, Esq. at Weil Gotshal & Manges, LLP, 767 Fifth Ave., New York, New York, 10153, and (b) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

12.

Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of courts of the State of Florida or federal court sitting in Florida in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in courts of the State of Florida or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.

Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes (including social security) and any other amounts required to be deducted or withheld from any such payment pursuant to any applicable law or regulation with respect to the making of such payment.

14.

Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

15.

Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.

Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign where indicated below.

Sincerely,

Cano Health, Inc.

By:
Title:

Cano Health, LLC

By:
Title:

ACCEPTED AND AGREED AS OF THE DATE BELOW:

[Recipient name]

Date: